SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934, (Amendment No. )


Filed by the registrant  [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        AMCOL INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                        AMCOL INTERNATIONAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Items 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transactions applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A (4) Proposed maximum aggregate value of transaction: N/A

     (5)  Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee is paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid: N/A

     (2)  Form, schedule or registration statement number: N/A

     (3)  Filing party: N/A

     (4)  Date filed: N/A

                         AMCOL INTERNATIONAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 7, 1996



To the Stockholders of
AMCOL International Corporation:

         Notice is hereby given that the annual meeting of stockholders of AMCOL International Corporation, a Delaware corporation (the "Company"), will be held at the Arlington Park Hilton, 3400 West Euclid Avenue, Arlington Heights,
Illinois, 60005, on Tuesday, May 7, 1996, at 11:00 A.M., Central Daylight Savings Time, for the following purposes:

1. To elect three (3) directors for a three-year term or until their successors are elected and qualified;

2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants for 1996; and

3.   To transact such other business as may properly come before the meeting.

         Stockholders of record as of the close of business on March 29, 1996, will be entitled to vote at the annual meeting. Shares should be represented as fully as possible, since a majority is required to constitute a quorum.

         Please mark, sign, date and mail the accompanying proxy in the enclosed self-addressed, postage-paid envelope, whether or not you expect to attend the meeting in person. You may revoke your proxy at the meeting should you be present and desire to vote your shares in person, and you may revoke your proxy for any reason at any time prior to the voting thereof, either by written revocation prior to the meeting or by appearing at the meeting and voting in person. Your cooperation is respectfully solicited.

                                      By Order of the Board of Directors,



                                      Clarence O. Redman
                                      Secretary

Arlington Heights, Illinois
April 8, 1996

                         AMCOL INTERNATIONAL CORPORATION

                               One North Arlington
                        1500 West Shure Drive, Suite 500
                     Arlington Heights, Illinois 60004-7803
                                 (847) 394-8730

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                            To Be Held on May 7, 1996


                                  INTRODUCTION

         The enclosed proxy is solicited on behalf of the Board of Directors of AMCOL International Corporation (the "Company") in connection with the annual meeting of stockholders to be held on Tuesday, May 7, 1996, at 11:00 A.M., Central Daylight Savings Time, and any adjournment thereof ("Annual Meeting"), at the Arlington Park Hilton, 3400 West Euclid Avenue, Arlington Heights, Illinois, 60005.

         The cost of proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, certain officers and other regular employees of the Company may devote part of their time (but will not be specifically compensated therefore) to solicitation by facsimile, telephone or in person. Proxies may be revoked at any time prior to voting. Revocation may be done prior to the meeting by written revocation sent to the Secretary of the Company, AMCOL International Corporation, One North Arlington, 1500 West Shure Drive, Suite 500, Arlington Heights, Illinois, 60004-7803; or it may be done personally upon oral or written request at the Annual Meeting.

         This proxy statement was first mailed or delivered to stockholders on or about April 8, 1996.


                   RECORD DATE; VOTING SECURITIES OUTSTANDING

         The close of business on March 29, 1996 is the record date for determining the holders of Common Stock, $.01 par value ("Common Stock"), of the Company entitled to notice of and to vote at the Annual Meeting.

     As of March 29, 1996, the Company had outstanding voting securities consisting of 19,132,941 shares of Common Stock, each of which shares is entitled to one vote. Each holder of record of outstanding Common Stock at the close of business on March 29, 1996, will be entitled to vote at the Annual
Meeting. Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. A broker non-vote is not counted in determining voting results. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote "AGAINST" the matter.

                               SECURITY OWNERSHIP

         The following table sets forth, with respect to the Company's Common Stock, all persons known to be the beneficial owner of more than 5% of the Company's Common Stock as of February 21, 1996.


                                                                        Number of
                                                                        Shares and
                                                                         Nature of
                  Name and Address of                                   Beneficial                         Percent
                      Beneficial Owner                                 Ownership(1)                       of Class

Harris Trust and Savings Bank.....................................     2,167,834 (2)                      11.31%
  Paul Bechtner Trust
  111 West Monroe Street
  Chicago, Illinois 60690

Everett P. Weaver.................................................     2,179,834 (3)(4)                   11.37%
  c/o AMCOL International Corporation
  1500 West Shure Drive, Suite 500
  Arlington Heights, Illinois 60004-7803

William D. Weaver.................................................     2,906,566 (3)(5)                   15.17%
  c/o AMCOL International Corporation
  1500 West Shure Drive, Suite 500
  Arlington Heights, Illinois 60004-7803

- -----------------------

(1) Nature of beneficial ownership is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.

(2) Voting and investment power are shared by the trustees of this trust. See note (3) below.

(3) Includes 2,167,834 shares held in the Paul Bechtner Trust as to which Messrs. Everett P. Weaver, William D. Weaver and the Harris Trust and Savings Bank are co-trustees and share voting and investment power.

(4) Includes 12,000 shares in a trust as to which voting and investment power are shared with Mr. Weaver's wife.

(5) Includes 521,732 shares held in a living trust as to which Mr. Weaver exercises sole voting and investment power. Also includes 150,000 shares held by his wife and 30,000 shares held by his wife as trustee for the benefit of her brother and 28,000 shares held by his wife for the benefit of their grandchildren as to which Mr. Weaver may be deemed to share voting and investment power.


         The following table sets forth, as of February 21, 1996, with respect to the Common Stock, shares beneficially owned by: (i) each director; (ii) the Chief Executive Officer; (iii) the four other most highly compensated executive officers; and (iv) as a group, such persons and other executive officers.

                                                                             Number of
                                                                            Shares and
                                                                            Nature of
                                                                            Beneficial              Percent
                        Beneficial Owner                                   Ownership(1)            of Class
Arthur Brown......................................................          16,146   (2)              *
Robert E. Driscoll, III...........................................         310,200  (3)               1.62%
Raymond A. Foos...................................................          68,413   (4)              *
John Hughes.......................................................         508,629  (5)               2.64%
Robert C. Humphrey................................................          53,704  (6)                *
Jay D. Proops.....................................................           2,000                     *
C. Eugene Ray.....................................................          94,146  (7)                *
Clarence O. Redman................................................          69,301  (8)                *
Paul G. Shelton...................................................         281,832  (9)               1.47%
Dale E. Stahl.....................................................           3,000                     *
Paul C. Weaver....................................................         251,588  (10)              1.31%
Lawrence E. Washow................................................         296,757  (11)              1.54%
Robert C. Steele..................................................          16,406  (12)               *
Roger P. Palmer ..................................................          35,344  (13)               *
All of the above and other executive
  officers as a group (15 persons)................................       1,664,981  (14)              8.50%


- --------------------

* Percentage represents less than 1% of the total shares of Common Stock outstanding as of February 21, 1996.

(1) Nature of beneficial ownership is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.

(2)  Includes 16,146 shares subject to options exercisable within 60 days.

(3) Includes 160,200 shares held as co-trustee under a living trust for a family member.

(4)  Includes 16,146 shares subject to options exercisable within 60 days.

(5) Includes 13,929 shares held in trusts for his children; 312 shares held as custodian for his son; 15,218 shares owned by his wife; 819 shares held as co-trustee under the Company's Savings Plan which are not allocated to participants' accounts pursuant to the Plan and as to which voting and investment power are shared; 403 shares are held by the Company's Savings Plan on his behalf; 175,000 shares held as co-trustee under the Company's Pension Plan, as to which voting and investment power are shared; and 110,400 shares subject to options exercisable within 60 days.


(6) Includes 16,500 shares held by Mr. Humphrey's wife; 8,380 shares held by Mr. Humphrey's son; 26,460 shares held as trustee for family trusts; and 2,364 shares subject to options exercisable within 60 days.

(7) Includes 13,500 shares held by Mr. Ray's wife; 3,000 shares held in an Individual Retirement Account; and 64,146 shares subject to options exercisable within 60 days.

(8) Includes 9,251 shares held in the Clarence O. Redman, P.C. Savings Plan; 26,450 shares held jointly with his wife; and 33,600 shares subject to options exercisable within 60 days.

(9) Includes 19,501 shares held jointly with Mr. Shelton's wife; 9,984 shares held as custodian for his children; 602 shares held by his children; 175,000 shares held as co-trustee under the Company's Pension Plan, as to which voting and investment power are shared; 59,800 shares subject to options exercisable within 60 days; 819 shares held as co-trustee under the Company's Savings Plan which are not allocated to participants' accounts pursuant to the Plan and as to which voting and investment power are shared; and 12,626 shares are held by the Company's Savings Plan on his behalf.

(10) Includes 21,041 shares held by Mr. Weaver's wife, 6,252 shares held by his wife as custodian for their daughters, 11,360 shares held as co-trustee for his daughters and 703 shares held by Mr. Weaver as custodian for his daughter.

(11) Includes 13,736 shares held jointly with Mr. Washow's wife; 1,100 shares held by his wife; 175,000 shares held as co-trustee under the Company's Pension Plan, as to which voting and investment power are shared; 86,560 shares subject to options exercisable within 60 days; 819 shares held as co-trustee under the Company's Savings Plan which are not allocated to participants' accounts pursuant to the Plan and as to which voting and investment power are shared; 6,000 shares as custodian for his children; and 13,542 shares are held by the Company's Savings Plan on his behalf.

(12) Includes 9,536 shares held by the Company's Savings Plan on his behalf; and 6,800 shares subject to options exercisable within 60 days.

(13) Includes 2,940 shares held jointly with Mr. Palmer's wife; 2,100 shares held by his son; 9,860 shares held by the Company's Savings Plan on his behalf; and 19,620 shares subject to options exercisable within 60 days.

(14) Includes 62,627 shares held jointly with a spouse; 224,200 shares held in various trusts; 16,998 shares held as custodian; 819 shares held as co-trustee under the Company's Savings Plan which are not allocated to participants' accounts pursuant to the Plan and as to which voting and investment power are shared; 46,419 shares vested in officers' and directors' accounts pursuant to the Company's Savings Plan; 175,000 shares held as co-trustee under the Company's Pension Plan, as to which voting and investment power are shared; 84,692 shares held by family members; and 417,982 shares subject to options exercisable within 60 days.


                                     ITEM 1

                              ELECTION OF DIRECTORS

         It is intended that the shares represented by the enclosed proxy will be voted, unless votes are withheld in accordance with the instructions contained in the proxy, for the election of the three (3) nominees for Director named below. In the event that any nominee for Director should become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event such shares will be voted for such substitute nominees. Provided a quorum is present, the affirmative vote by the holders of a plurality of the shares of the Common Stock represented at the Annual Meeting in person or by proxy is required for the election of each nominee.


                         INFORMATION CONCERNING NOMINEES

                                     CLASS I
                             (Term expiring in 1999)


                                              Director
         Name                  Age              Since       Principal Occupation for Last Five Years

Raymond A. Foos................ 67             1981         Retired   President,   Chief   Executive   Officer  and
                                                            Chairman   of  the   Board  of  Brush   Wellman,   Inc.
                                                            (manufacturer  of beryllium  and  specialty  materials)
                                                            since  April 1,  1990;  prior  thereto,  President  and
                                                            Chief Operating Officer

Clarence O. Redman*............  53            1989         Secretary since 1982.  Also,  Chief  Executive  Officer
                                                            and a  Partner  of  Keck,  Mahin & Cate,  the law  firm
                                                            that serves as Corporate Counsel to the Company

Paul G. Shelton*...............  46            1988         Senior Vice  President-Chief  Financial  Officer of the
                                                            Company    since    1994;    prior    thereto,     Vice
                                                            President-Chief Financial Officer of the Company



THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

                   INFORMATION CONCERNING MEMBERS OF THE BOARD



                                    CLASS II
                             (Term expiring in 1997)

                                              Director
         Name                   Age             Since       Principal Occupation for Last Five Years
Robert E. Driscoll, III........  57            1985         Retired  Dean  and  Professor  of  Law,  University  of
                                                            South Dakota

Robert C. Humphrey*............  77            1977(1)      Retired Chairman of the NBD Bank Evanston N.A.

C. Eugene Ray*.................  63            1981         Chairman  of the  Board  of  the  Company  since  1988;
                                                            prior thereto,  Executive Vice  President-  Finance and
                                                            director of Signode  Industries,  Inc., a  manufacturer
                                                            of industrial strapping products

Dale E. Stahl* ................  48            1995         President  and  Chief  Operating   Officer  of  Gaylord
                                                            Container Corporation since 1988



                                    CLASS III
                             (Term expiring in 1998)

                                              Director
         Name                   Age             Since       Principal Occupation for Last Five Years

Arthur Brown...................  55            1990         Chairman,  President  and Chief  Executive  Officer  of
                                                            Hecla Mining Company since 1987

John Hughes*...................  53            1984         President  and Chief  Executive  Officer of the Company
                                                            since 1985

Jay D. Proops* ................  54            1995         Private   investor   and  former  Vice   Chairman   and
                                                            co-founder of The Vigoro Corporation

Paul C. Weaver*  ............... 33            1995         Senior  Corporate  Account Manager for Nielsen Marketing
                                                            Research, a provider of marketing information services,
                                                            since 1992; prior thereto an Account Executive

- --------------------

*      Member of the Executive Committee of the Board of Directors
(1)   Except for a three-month period in 1989.

         The Board of Directors held seven meetings during the 1995 fiscal year. During their term as Director, all Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by each committee of the Board on which such Directors served. In addition to the Executive Committee, the Board of Directors of the Company has standing Audit, Compensation, Nominating and Option Committees.

         The Audit Committee held three meetings during the 1995 fiscal year. This Committee is responsible for reviewing with the Company's financial management and its independent auditors, the proposed audit program for each fiscal year, the results of the audits and the adequacy of the Company's systems of internal accounting control. The Committee recommends to the Board of Directors the appointment of the independent auditors for each fiscal year. Directors Brown, Driscoll, Foos, Ray and Weaver are members of this Committee.

         The Compensation Committee held five meetings during the 1995 fiscal year. This Committee is responsible for annually reviewing the salaries and bonuses of all executive officers. This Committee also oversees the Company's compensation, incentive and employee benefit programs. This Committee is comprised of non-employee directors. Directors Foos, Humphrey, Proops, Ray and Stahl are members of this Committee.

         The Nominating Committee held three meetings during the 1995 fiscal year. This Committee is responsible for recommending to the Board of Directors, at the request of the Board of Directors, nominees who are deemed by the Committee to be qualified for Board of Directors' membership. This Committee does not consider nominees recommended by stockholders. Directors Humphrey and Ray are members of this Committee.

         The Option Committee held two meeting during the 1995 fiscal year. This Committee is responsible for the selection of those officers, directors and key employees who are eligible to receive options and determines the number of options to be awarded and the period during which options may be exercised under the terms of the Company's various option plans. This Committee is comprised of persons who do not participate in any option plans. Directors Driscoll and Redman, and Mr. Everett P. Weaver are members of this Committee.

               COMPENSATION AND OTHER TRANSACTIONS WITH MANAGEMENT

Summary Compensation Table

         The Summary Compensation Table below includes, for each of the fiscal years ended December 31, 1995, 1994, and 1993, individual compensation for services to the Company and its subsidiaries of those persons who were, at December 31, 1995: (i) the Chief Executive Officer; and (ii) the four other most highly compensated executive officers of the Company (collectively, the "Named Officers").


                                       Annual Compensation (1)(2)               Long Term Compensation Awards

                                                                                  Securties          All Other
                                                                  Bonus           Underlying       Compensation
Name & Principal Position.........   Year        Salary ($)       ($)(3)          Options (#)         ($)(4)
- -------------------------            ----        ----------    ------------       -----------       ----------

John Hughes.......................   1995         345,000        100,000           18,550              6,000
  President and                      1994         300,000         75,000           21,000              6,000
  Chief Executive Officer            1993         240,803        235,000           42,000             15,831

Lawrence E. Washow................   1995         185,105         29,600              300              6,644
  Senior Vice President of           1994         170,000         19,975            1,350              6,325
  the Company and President          1993         141,667         91,404           40,950             11,713
  of Chemdal International
  Corporation

Paul G. Shelton...................   1995         175,000         23,100            7,950              6,000
  Senior Vice President and          1994         155,000         18,213            9,000              6,000
  Chief Financial Officer of         1993         135,333         88,994           18,000              7,592
  the Company and President
  of Ameri-Co Carriers, Inc.
  and Nationwide Freight
  Service, Inc.

Robert C. Steele..................   1995         165,000         19,800            7,950              6,350
  Senior Vice President of           1994         144,754         18,000            6,000              6,000
  the Company and President          1993         114,666         73,631           12,000              6,996
  of American Colloid Company

Roger P. Palmer...................   1995         140,000         18,480            7,950              6,000
  Senior Vice President of           1994         112,500         14,688            6,000              5,824
  the Company and President          1993          96,666         66,782           12,000              8,007
  of Colloid Environmental
  Technologies Company

- --------------------

(1) Includes deferred compensation under the Company's Savings Plan and the Company's Deferred Compensation Plan.

(2) The incremental cost of noncash compensation and other personal benefits during any year presented did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any individual named above.

(3) The figures in this column reflect bonuses from the Executive Incentive Compensation Plan and the Bonus Plan as described in the Board Compensation Committee Report on Executive Compensation.

(4) The figures in this column include Company matching contributions under the Company's Savings Plan. Pursuant to the Company's Savings Plan, the named executive officers received contributions in 1995, 1994 and 1993, respectively, as follows: Mr. Hughes, $6,000, $6,000, $8,994; Mr. Washow, $6,000, $6,000, $8,782; Mr. Shelton, $6,000, $6,000, $7,592; Mr. Steele,
     $6,000, $6,000, $6,996; and Mr. Palmer, $6,000, $5,824, $5,929. The figures in this column also include amounts received in connection with the surrender of certain travel benefits and for years of service awards. Pursuant to this arrangement, the Named Officers received the following amounts in 1995, 1994 and 1993, respectively: Mr. Hughes, $0, $0, and $6,837; Mr. Washow, $644, $325, and $2,931; Mr. Shelton, $0, $0 and $0; Mr.
     Steele, $350, $0 and $0; and Mr. Palmer, $0, $0, and $2,078.

Option Grants in Last Fiscal Year

         Shown below is information on grants of incentive stock options during the fiscal year ended December 31, 1995, to the Named Officers which are reflected in the Summary Compensation Table on Page 7.


                                                                                Potential Realizable Value at Assumed
                                         Individual                             Annual Rates of Stock Price Appreciation
                                       Grants in 1995                           for 10-Year Option Term
                      -------------------------------------------            -------------------------------------------


                      Number of                                                      5%                  10%
                      Securities                                              ------------------  ------------------
                      Underlying %of Total                         Present
                       Options   Options                           Value at   Stock              Stock
                       Options   Granted To   Exercise  Expiration Grant      Price   Dollar     Price      Dollar
  Name                Granted(5) Employees(1) Price(2)  Date       Date(3)     (4)     Gains      (4)       Gains
- --------------------- ---------  ----------- --------- ---------  --------  -------  --------   -------    -------


John Hughes.........    18,550      13.80%    $12.375   2/7/05    $87,742    $20.17  $ 144,505   $32.11    $365,992

Lawrence E. Washow..       300        .22%    $12.375   2/7/05    $ 1,419    $20.17  $   2,337   $32.11    $  5,919

Paul G. Shelton.....     7,950       5.91%    $12.375   2/7/05    $37,604    $20.17  $  61,931   $32.11    $156,854

Robert C. Steele....     7,950       5.91%    $12.375   2/7/05    $37,604    $20.17  $  61,931   $32.11    $156,854

Roger P. Palmer.....     7,950       5.91%    $12.375   2/7/05    $37,604    $20.17  $  61,931   $32.11    $156,854



(1)  Based on 134,450 options granted to all employees.

(2)  Fair market value on the date of grant.

(3) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: an exercise price on the option of $12.375, equal to the fair market value of the underlying stock on the date of grant; an option term of ten years; an interest rate of 7.47% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 48.33% calculated using daily stock prices for the six-month period prior to the grant date; dividends at the rate of $0.24 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant; and reductions of approximately 12.15% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 18.92% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

(4) The share price represents the price of the Common Stock if the assumed annual rates of stock price appreciation are achieved.

(5) These Incentive Stock Options ("ISO's") were issued pursuant to the Company's 1993 Stock Plan (the "1993 Plan") and may not be exercised until they vest. These ISO's vest 40% after two years, 60% after three years, 80% after four years and 100% after five years, provided that on death or retirement under specified conditions, these ISO's become fully vested. The exercise price may not be less than the fair market value of the shares subject to the option on the date of grant. The exercise price may not be less than 110% of such fair market value if the purchaser is a holder of more than 10% percent of the Company's outstanding voting securities.


                                               Potential Realizable Value at Assumed Annual Rates
                                                of Stock Price Appreciation for 10-Year Option Term

                                                             5% (1)                              10%(1)
                                                ---------------------------------    -----------------------------
                                                Stock                   Dollar       Stock                 Dollar
                                                Price                   Gains        Price                 Gains

All Stockholders............................     $20.17            $149,055,504       $32.11         $377,517,983
Named Executive Officers' Gains
  as a % of All Stockholders' Gains.........                             0.223%                            0.223%

- --------------------

(1) Total dollar gains based on the assumed annual rates of appreciation shown here and calculated on 19,134,211 outstanding shares __ the number of shares outstanding on December 31, 1995. The analysis above illustrates the gains all stockholders would realize under these same assumed rates of appreciation and the proportion of executive gains to all stockholders' gains.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         Shown below is information with respect to (i) options exercised by the Named Officers pursuant to the 1983 Plan during fiscal 1995; and (ii) unexercised options granted in fiscal 1995 and prior years under the 1983 Plan and the 1993 Plan to the Named Officers and held by them at December 31, 1995.


                                                                            Number of
                                                                           Securities               Value of
                                                                           Underlying             Unexercised
                                                                          Unexercised             In-the-Money
                                                                           Options at              Options at
                                     Shares                                 12/31/95              12/31/95 ($)
                                   Acquired on       Value                Exercisable/            Exercisable/
               Name                Exercise (#)   Realized ($)          Unexercisable(#)        Unexercisable (1)
- -------------------------------   -------------   ------------          ----------------        -----------------

John Hughes..................       52,766           514,745             90,690/88,150          806,788/354,573
Lawrence E. Washow...........        8,000            88,828             76,420/42,900          790,711/109,560
Paul G. Shelton..............        4,500            44,811             46,000/36,150          428,432/133,503
Robert C. Steele.............       14,500           154,608              3,200/28,650            8,000/114,904
Roger P. Palmer..............            0                 0             11,520/25,950           83,273/ 84,305

- --------------------

(1) Based on the closing sale price as quoted on NASDAQ National Market on that date.


Retirement Plan Table

                              Estimated Annual Retirement Benefits for Years of Service Indicated

Remuneration                  15             20             25               30               35              40
- -------------              --------       --------       --------         --------         --------        --------

$125,000................  $ 28,125        $ 37,500       $ 46,875        $ 56,250         $ 65,625        $ 70,312
$150,000................    33,750          45,000         56,250          67,500           78,750          84,375
$200,000................    45,000          60,000         75,000          90,000          105,000         112,500
$250,000................    56,250          75,000         93,750         112,500          131,250         140,625
$300,000................    67,500          90,000        112,500         135,000          157,500         168,750
$350,000................    78,750         105,000        131,250         157,500          183,750         196,875
$400,000................    90,000         120,000        150,000         180,000          210,000         225,000
$450,000................   101,250         135,000        168,750         202,500          236,250         253,125
$500,000................   112,500         150,000        187,500         225,000          262,500         281,250


Retirement Plans

         The above table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated, under the Company's retirement plans which cover substantially all of its domestic employees on a non-contributory basis. The estimated benefits as disclosed below assume (i) that the plans will be continued and (ii) that the employee will continue employment until normal retirement age. The table below does not reflect the reduction in an individual's final monthly compensation due to the social security monthly covered compensation.
This reduction is based upon the retirement year for a particular individual.

     Covered compensation includes a participant's base salary, overtime, commissions, bonuses and salary reductions under the Company's Savings Plan and Deferred Compensation Plan. The calculations of retirement benefits under the plans generally is based upon the average earnings for the highest five consecutive calendar years of compensation preceding the participant's termination of employment. The number of years of credited service under the plans as of March 15, 1996, for each of the Named Officers is: Mr. Hughes, 31 years; Mr. Washow, 17 years; Mr. Shelton, 14 years; Mr. Steele, 20 years; and Mr. Palmer, 14 years. The qualified compensation and estimated annual retirement benefit as of March 15, 1996, for each of the Named Officers are: Mr. Hughes, $368,381 and $156,232; Mr. Washow, $196,633 and $41,640; Mr. Shelton, $183,990
and  $32,464;  Mr.Steele,  $161,966 and $38,785;  and Mr.  Palmer,  $137,283 and
$24,787.

         Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a supplemental plan which authorizes the payment out of general funds of the Company, any benefits calculated under provisions of the Company's pension plan which may be above the limits under these sections. The accrued, unfunded liability of the supplemental plan at September 30, 1995, was $251,144.

Director Compensation

         The Company has a standard arrangement whereby directors who are not full-time officers of the Company receive an annual fee of $12,000, plus a meeting fee of $1,215 per day. In addition, Mr. Ray receives an $14,025 annual fee for his services as Chairman of the Board. The committee chairman of the audit, compensation and executive committees receives an additional fee of $1,600 per year. The committee chairman of the nominating, option and planning committees receives an additional fee of $1,024 per year. Members of each committee receive $130 per hour as compensation for service as a committee member. Directors who are also full-time officers of the Company are not paid for their services as directors or for attendance at meetings.

         Pursuant to the 1987 Nonqualified Stock Option Plan, Directors Brown, Foos, Humphrey, Ray and Weaver were granted 1,000 options each in 1995. Directors Proops and Stahl were each granted 6,000 options in 1995. All option grants were at $15.75 per share. Director Driscoll received an additional fee of $7,635 in lieu of 1,000 options.

Change In Control Arrangements

         Each of Messrs. Hughes, Shelton, Steele, Washow and Palmer (the "Individual(s)") has an Agreement with the Company which provides that, upon a change in control of the Company, each of them is to be employed by the Company for a period of time after the change in control (three years in the case of Messrs. Hughes and Shelton and two years for Messrs. Steele, Washow and Palmer). A change in control is defined as a change in legal or beneficial ownership of 51% of the Company's Common Stock within a six-month period, other than by death or operation of law, or the sale of 90% or more of the Company's assets.

         After a change in control, the Company may not terminate the employment of any of the Individuals except for just cause, and any of the following will be considered to be a termination for other than just cause: (i) the assignment of duties of lesser status, dignity and character than the Individual's duties immediately prior to the date of his Agreement or substantial reduction in the nature or status of responsibilities; (ii) a reduction in annual base salary or bonus or incentive plans in effect as of the date of the Agreement or as increased from time to time; (iii) a relocation to an office more than 35 miles from the location where the Individual principally works, or substantially greater travel requirements; and (iv) the failure to provide certain fringe benefits substantially equal to those enjoyed by the Individual as of the date of the Agreement. In addition, any termination of employment following discussions by a stockholder or group of stockholders beneficially owning more than 20% of the Company's Common Stock or a designated representative of the Board of Directors with a third party that results in a change in control of the Company within 180 days shall be deemed to be a termination of employment after a change in control for purposes of the Agreements (unless the termination is for cause or wholly unrelated to such discussions).

         If termination of employment occurs within a specified period after a change in control for just cause (three years in the case of Messrs. Hughes and Shelton and two years in the case of Messrs. Steele, Washow and Palmer), the Individual will receive all accrued sums and benefits required by contract or by law. If termination occurs within such period for other than just cause, through either actual termination or constructive termination as described above, they will receive, in addition, base period compensation (defined as current annual salary plus the average of the last two years in the case of Messrs. Steele, Washow and Palmer and three years in the case of Messrs. Hughes and Shelton of incentive bonus payments) less any compensation received from the date of change in control to the termination date, provided that the amounts payable under the Agreement may not exceed an amount equal to two times in the case of Messrs. Steele, Washow and Palmer and three times in the case of Messrs. Hughes and Shelton the Individual's average annual compensation payable by the Company during the five calendar years prior to the date of change in control. They will also receive continued medical, health and disability benefits for one year after termination.

         The Agreements do not require any of the Individuals to seek other employment, but the amounts of payments or benefits thereunder are to be reduced by up to 50% by any compensation earned from other employment. For a period of years (three years in the case of Messrs. Hughes and Shelton and two years in the case of Messrs. Steele, Washow and Palmer) from the date of termination of employment with or without cause, before or after a change in control, each of the Individuals is prohibited from owning, managing, operating, controlling or otherwise engaging in any business that competes with any business conducted by the Company and from inducing or attempting to influence any employee of the Company to leave its employ.

     The Agreements are dated, and their terms commence, as follows: Messrs. Hughes and Shelton, April 1, 1994; Messrs. Steele, Palmer, and Washow, February 7, 1996.

                BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's mission is to supply high-quality performance products and innovative technologies for minerals, absorbent polymers and environmental markets worldwide. To accomplish this objective, the Company has developed comprehensive business and reward strategies that emphasize maximizing stockholder value and growth in sales and earnings. The compensation program has been designed to reinforce and support the Company's business goals and to help the organization both attract and retain the highest quality executive talent.

         The Compensation Committee of the Board of Directors is comprised of five non-employee directors whose objectives are to approve the design, assess the effectiveness, and administer compensation programs in support of compensation policies. The Compensation Committee also evaluates executive performance and reviews and approves all salary arrangements and other remuneration for the officer group.

         The Option Committee of the Board of Directors is comprised of two non-employee directors whose objectives are to select those officers, directors and key employees who are eligible to receive options and the number of options to be awarded and the period during which the options may be exercised. The members of this Committee do not participate in any option plans.

         The Compensation Committee is committed to implementing and administering a compensation program that supports and underscores the Company's mission and values. The policies underlying the Compensation Committee's compensation decisions are enumerated more fully below:

         Compensation opportunities should strengthen the Company's ability to attract, retain, and encourage the growth and development of the highest caliber executive talent upon whose efforts the success of the Company largely depends.

         A substantial portion of pay for senior executives should be comprised of at-risk, variable compensation whose payout is dependent on the achievement of specific corporate and individual performance objectives. In addition, the at-risk components of pay will have a significant equity-based element to ensure appropriate linkage between executive behavior and stockholder interests.

         Each compensation component targets pay opportunities at the median of compensation paid to executives included in the Company's compensation peer group. The Company's comparative compensation group is not the same as the corporations which make up the peer group in the stock price performance graph included in this proxy statement. In order to provide an appropriate basis for compensation analysis, a group larger than the stock price graph's peer group was used. Note, however, that a significant number of the peer group companies are included in the comparative compensation group.

Components of Compensation

         The Company's total compensation program consists of several components, each of which plays a role in supporting overall business goals and pay philosophy. In assessing the competitiveness of the Company's senior executive compensation programs, available salary data consisting of general manufacturing companies is used for comparison purposes. Pay decisions are based upon pay data for comparable positions. The total compensation program consists of base salary, annual incentives and long-term incentives.

Base Pay

         Base salaries are set at median levels (50th percentile) relative to competitive market data levels for comparable positions based upon available survey data from general manufacturing and durable and nondurable goods manufacturing industries. The Compensation Committee annually reviews each executive's base salary and makes adjustments based upon varying levels of responsibility, breadth of knowledge, internal equity issues, as well as market pay practices. Salary adjustments are based primarily upon individual performance which is evaluated based on individual contributions to the Company.

         As reflected in the Summary Compensation Table on Page 7, the Chief Executive Officer's base salary was increased in 1995 by $45,000 (15%). In arriving at Mr. Hughes' base salary, the Compensation Committee considered his individual performance and his long-term contributions to the financial success of the Company. The Committee also compared Mr. Hughes' base salary to the base salaries of chief executive officers from appropriate salary surveys.

Annual Incentives

         The Executive Incentive Compensation Plan ("Incentive Plan") underscores the Company's pay-for-performance philosophy by rewarding executives for meaningful contributions toward predetermined financial performance goals. The annual incentive opportunity provides a mechanism that allows the Company to communicate specific goals that are paramount during the ensuing year and motivates executives toward achievement of those goals. The aggregate amount to be distributed is determined pursuant to a profit-related formula tied to return on stockholders' equity for the year. However, no payouts are made until the Company first achieves a designated level of Company profitability.

         In keeping with the Company's pay-for-performance philosophy, incentive payouts may be further increased or decreased based upon varying levels of profitability. Corporate performance in 1995 exceeded the designated profit level, and bonuses were paid accordingly.

         In 1995, the Chief Executive Officer's annual bonus payment represented 29% of his base salary, as reflected in the Summary Compensation Table on page
7. Under the Incentive Plan, Mr. Hughes was paid $100,000 in connection with 1995 performance, representing an 89% level of achievement of the predetermined financial goals.

Long-Term Incentives

         Long-term incentives are provided annually in the form of incentive stock options (ISO's). Options under the Company's 1993 Stock Plan are granted by the Option Committee. ISO's are granted at a price not less than the fair market value of the Common Stock on the date of grant. Hence, the options only will have value when and if the stock price appreciates above the grant date price. ISO's are the only long-term incentive compensation vehicle currently used by the Company.

         The option program serves to focus executives on long-term stockholder value creation and foster an ownership mentality among the executive management team. In keeping with the Company's commitment to provide a total compensation package that focuses on at-risk pay components, long-term incentives will continue to comprise a large portion of the value of an executive's total compensation package. Currently, approximately 16 percent of the value of total compensation is comprised of equity incentives.

         When determining award sizes, the Option Committee considers the executive's responsibility level, prior experience, historical award data, and ability to impact long-term stockholder value creation. The Option Committee also strives to deliver market competitive long-term incentive award opportunities to executives based on the dollar value of the award delivered. Consequently, the number of shares underlying the option awards varies and is dependent upon the grant date stock price.

         In 1995, the Chief Executive Officer received options to purchase 18,550 shares with an exercise price of $12.375, as provided in the Option Grant Table on page 8. The Option Committee believes the equity incentive program provides a strong linkage between management behavior and stockholder interests.

Policy with Respect to the $1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million unless certain requirements are met. The Compensation Committee has carefully considered the impact of Section 162(m), and because of the current executive compensation levels, has determined that the provision would have no effect on compensation paid to executive officers. Therefore, no modifications to executive compensation programs are warranted at this time.

     Compensation Committee               Option Committee
     ----------------------               ----------------
     Robert C. Humphrey, Chairman         Robert E. Driscoll, III, Chairman
     Raymond A. Foos                      Clarence O. Redman
     Jay D. Proops
     C. Eugene Ray
     Dale E. Stahl

Performance Graph

         The following graph sets forth a five year comparison of cumulative total returns for: (i) the Company (which is traded on NASDAQ); (ii) S&P SmallCap 600 Index; and (iii) a custom peer group of publicly traded companies (the "Peer Group").

         In identifying the Peer Group, the Company reviewed a list of public companies designated under the Standard Industrial Classification Code (the "SIC Code") for "Mining, Quarry, and Nonmetal Materials" and "Plastics, Materials and Resins." Upon a review of these designated companies, the Company selected the Peer Group which consists of companies whose businesses, sales sizes and market capitalization were similar to that of the Company.

         All returns were calculated assuming dividend reinvestment on a quarterly basis. The returns of each company in the Peer Group have been weighted according to market capitalization.

         The Peer Group consists of the following companies: CalMat Co., The Dexter Corporation, Dow Corning Corporation, Dravo Corporation, Electrochemical Industries, Hercules Incorporated, Nalco Chemical Company, Oil-Dri Corporation of America1, Ozite Corporation, Penn Virginia Corporation, Potash Import and Chemical Corporation, Quantum Chemical Corporation, Rexene Corporation, Rohm and Haas Co., A. Schulman Inc., Urethane Technologies Inc., Vista Chemical Co., Vulcan Materials Company and Zemex Corporation.
 --------------------

(1) Oil-Dri Corporation of America is not designated under the SIC Codes referenced above but is comparable to the Company and, therefore, is included in the Peer Group

                Comparison of Five-Year Cumulative Total Return*
        AMCOL International Corporation, S&P SmallCap 600 and Peer Group

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         Dec-91    Dec-92    Dec-93    Dec-94    Dec-95

AMCOL International       143.8     319.1     810.8     509.2     523.0
S&P SmallCap 600          148.4     179.7     213.5     203.3     264.1
Peer Group                135.0     158.5     208.0     223.3     302.9


                 Assumes $100 invested on December 31, 1990, in
         AMCOL International Corporation Common Stock, S&P SmallCap 600
                                 and Peer Group.

* Total return assumes reinvestment of dividends on a quarterly basis.


Compensation Committee Interlocks and Insider Participation

     Mr. Redman is a member of the Company's Option Committee and as such determined the terms of the options awarded to each of the Named Officers. Mr. Redman is a partner of Keck, Mahin & Cate, the principal law firm engaged by the Company.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

          Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement that Form 3's for the following directors of the Company were filed late: Mr. Jay D. Proops, Mr. Dale E. Stahl, and Mr. Paul C. Weaver. Additionally, Mr. Robert C. Steele, an executive officer of the Company, filed one late report covering 24 shares of Common Stock, Mr. Raymond A. Foos, a director of the
Company, filed one late report covering 1,000 shares of Common Stock, Mr. C. Eugene Ray, a director of the Company, filed one late report covering 1,000 shares of Common Stock, Mr. Robert C. Humphrey, a director of the Company, filed one late report covering 1,000 shares of Common Stock and Mr. Arthur Brown, a director of the Company, filed one late report covering 1,000 shares of Common Stock. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                                     ITEM 2

             PROPOSED RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         Upon the recommendation of its Audit Committee, the Board of Directors retained KPMG Peat Marwick LLP to examine the financial statements of the Company for the fiscal year ended December 31, 1995 and appointed KPMG Peat Marwick LLP as independent accountants for the Company to audit its consolidated financial statements for 1996 and to perform audit-related services. Such services include review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special-purpose reports covering such matters as employee benefit plans, management incentive compensation and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters, as well as computer software matters.

         The Board has directed that the appointment of KPMG Peat Marwick LLP be submitted to the stockholders for approval. If the stockholders should not approve, the Audit Committee and the Board will reconsider the appointment.

         The Company has been advised by KPMG Peat Marwick LLP that it expects to have a representative present at the Annual Meeting and that such representative will be available to respond to appropriate questions. Such representative will also have the opportunity to make a statement if he or she desires to do so.

         Proxies will be voted for or against approval of this proposed ratification in accordance with the specifications marked thereon, and will be voted in favor of approval if no specification is made. Approval requires the favorable vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy, assuming that a quorum is present.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS.


                                  OTHER MATTERS

Stockholder Proposals

         Stockholder proposals intended to be included in the Company's proxy statement and form of proxy relating to, and to be presented at, the Annual Meeting of Stockholders of the Company to be held in 1997 must be received by the Company on or before December 9, 1996.

         Pursuant to a recent amendment to the Company's by-laws, stockholder proposals for business, including director nominations, to be conducted at any annual meeting of stockholders (but which will not be included in the Company's proxy materials) must comply with the notice procedures set forth in the by-laws. Generally, such proposals must be delivered to the Company not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year's annual meeting. For example, stockholder proposals for business to be presented at the Company's Annual Meeting of Stockholders to be held in 1997 must be received by the Company between February 6, 1997 and March 8, 1997. The Company will be pleased to make its by-laws available to stockholders without charge, upon written request to the Corporate Secretary.

Voting Proxies

         The enclosed proxy card confers authority to vote, in accordance with the instructions contained in the proxy, with respect to the election of the nominees for director specified in this Proxy Statement and the ratification of the independent accountants, KPMG Peat Marwick LLP. The proxy will be voted in accordance with the choices indicated thereon. If no specifications are made, proxies will be voted "FOR ALL NOMINEES" for director, and "FOR" the ratification of KPMG Peat Marwick LLP as independent accountants.

Other Business

         The Board of Directors knows of no other business that will be represented at the meeting. Should any other business come before the meeting, it is the intention of the persons named in the enclosed proxy form to vote in accordance with their best judgment.

                                    By Order of the Board of Directors,



                                    Clarence O. Redman
                                    Secretary


Arlington Heights, Illinois
April 8, 1996

                         AMCOL INTERNATIONAL CORPORATION

              Annual Meeting of Stockholders to be held May 7, 1996


         The undersigned stockholder of AMCOL International Corporation does hereby acknowledge receipt of Notice of said Annual Meeting and accompanying Proxy Statement and constitutes and appoints John Hughes, Paul G. Shelton and Paul C. Weaver, or any one of them, with full power of substitution, to vote all shares of stock of AMCOL International Corporation which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said Corporation to be held on Tuesday, May 7, 1996, at 11:00 A.M., Central Daylight Savings Time, and at any adjournments thereof, at the Arlington Park Hilton, 3400 West Euclid Avenue, Arlington Heights, Illinois 60005.

1. The election of Raymond A. Foos, Clarence O. Redman and Paul G. Shelton as Class I Directors:

     [  ]    FOR ALL NOMINEES EXCEPT NOMINEE(S) WRITTEN IN THE SPACE BELOW:

             --------------------------------------------------------------


     [  ]    WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES


2. The proposal to ratify KPMG Peat Marwick LLP as independent accountants for 1996:

                  [  ]FOR         [ ] AGAINST         [ ] ABSTAIN


3. As such proxies may in their discretion determine upon such other matters as may properly come before the meeting.



THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN AND IN THE ABSENCE OF SUCH INSTRUCTIONS SHALL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES DESCRIBED IN ITEM (1) AND FOR ITEM (2). IF OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES ON THOSE MATTERS.



          This Proxy is Solicited on Behalf of the Board of Directors




         You are urged to mark, sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

                            Dated                                     , 1996


                            ---------------------------------------------------
                            SIGNATURE OF STOCKHOLDER


                            ---------------------------------------------------
                            SIGNATURE OF STOCKHOLDER

                            When signing the proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.